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                                                                   EXHIBIT 11.1


                      PERCEPTRON, INC. AND SUBSIDIARIES
         EXHIBIT 11, STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                   Earnings Per Share
                                                                                 Year Ended December 31,
                                                                   --------------------------------------------------
                                                                      1995                1994                1993
                                                                   ----------          ----------          ----------
                                                                  (as restated)
A.  Net income                                                     $8,409,000          $5,839,000          $2,702,000
                                                                   ----------          ----------          ----------

Weighted average number of common shares outstanding                6,554,445           6,129,972           5,313,024

Effect of the issuance of stock options and assumed
       exercise of stock options at prices which are lower
       than the average market price of the common shares
       during the period, using the treasury stock method             703,339             774,655             462,676

Effect of convertible shares held by a minority shareholder
       of a foreign subsidiary, which were converted into
       common stock on June 23, 1994                                      ---              93,753             197,802

B.  Weighted average number of common shares and common            ----------          ----------          ----------
    equivalent shares for primary earnings per share                7,257,784           6,998,380           5,973,502
                                                                   ----------          ----------          ----------

Weighted average number of common shares outstanding                6,554,445           6,129,972           5,313,024

Effect of the issuance of stock options and assumed
       exercise of stock options at prices which are lower
       than the market price of the common shares at the
       end of the period, using the treasury stock method             871,833             946,413             590,093

Effect of convertible shares held be a minority shareholder
       of a foreign subsidiary, which were converted into
       common stock on June 23, 1994                                      ---              93,753             197,802

C.  Weighted average number of common shares and common            ----------          ----------          ----------
     equivalent shares for fully diluted earnings per share         7,426,278           7,170,138           6,100,919
                                                                   ----------          ----------          ----------

Primary earnings per share (A/B)                                   $     1.16          $     0.83          $     0.45
                                                                   ==========          ==========          ==========

Fully diluted earnings per shares (A/C)                            $     1.13          $     0.81          $     0.44
                                                                   ==========          ==========          ==========

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